Exhibit 10.14
WESTERN DIGITAL CORPORATION
AMENDED AND RESTATED
CHANGE OF CONTROL SEVERANCE PLAN
     1. Purpose of Plan. The Executives have made and are expected to make major contributions to the profitability, growth and financial strength of the Company and its affiliates. In addition, the Company considers the continued availability of the Executives’ services, managerial skills and business experience to be in the best interest of the Company and its stockholders and desires to assure the continued services of the Executives on behalf of the Company and/or its affiliates without the distraction of the Executives occasioned by the possibility of an abrupt change in control of the Company. This Plan was initially approved by the Board on March 29, 2001 and subsequently amended and restated on November 6, 2008.
     2. Definitions. Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary:
          2.01 “Board” shall mean the Board of Directors of the Company.
          2.02 “Cause” shall mean the occurrence or existence of any of the following with respect to the Executive, as determined by a majority of the disinterested directors of the Board or the Committee:
          (a) the Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved;
          (b) whether prior or subsequent to the date hereof, the Executive’s willful engaging in dishonest or fraudulent actions or omissions which results directly or indirectly in any demonstrable material financial or economic harm to the Company or any of its subsidiaries or affiliates;
          (c) the Executive’s failure or refusal to perform his or her duties as reasonably required by the Employer, provided that the Executive shall have first received written notice from the Employer stating with specificity the nature of such failure or refusal and affording the Executive at least five (5) days to correct the act or omission complained of;
          (d) gross negligence, insubordination, material violation by the Executive of any duty of loyalty to the Company or any subsidiary or affiliate of the Company, or any other material misconduct on the part of the Executive, provided that the Executive shall have first received written notice from the Company stating with specificity the nature of such action or violation and affording the Executive at least five (5) days to correct such action or violation;

          (e) the repeated non-prescription use of any controlled substance, or the repeated use of alcohol or any other non-controlled substance which in the Board’s reasonable determination renders the Executive unfit to serve in his or her capacity as an officer or employee of the Company or any of its subsidiaries or affiliates;
          (f) sexual harassment by the Executive that has been reasonably substantiated and investigated;
          (g) involvement in activities representing conflicts of interest with the Company or any of its subsidiaries or affiliates;
          (h) improper disclosure of confidential information;
          (i) conduct endangering, or likely to endanger, the health or safety of another employee;
          (j) falsifying or misrepresenting information on the records of the Company or any of its subsidiaries or affiliates; or
          (k) the Executive’s physical destruction or theft of substantial property or assets of the Company or any of its subsidiaries or affiliates.
          2.03 “Change in Control” shall mean an occurrence of any of the following events, unless the Board shall provide otherwise:
               (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, a “Person”), alone or together with its affiliates and associates, including any group of persons which is deemed a “person” under Section 13(d)(3) of the Exchange Act (other than the Company or any subsidiary thereof or any employee benefit plan (or related trust) of the Company or any subsidiary thereof, or any underwriter in connection with a firm commitment public offering of the Company’s capital stock), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act, except that a person shall also be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable, referred to herein as “Beneficially Own” or “Beneficial Owner” as the context may require) of thirty-three and one third percent or more of (i) the then outstanding shares of the Company’s common stock (“Outstanding Company Common Stock”) or (ii) securities representing thirty-three and one-third percent or more of the combined voting power of the Company’s then outstanding voting securities (“Outstanding Company Voting Securities”) (in each case, other than an acquisition in the context of a merger, consolidation, reorganization, asset sale or other extraordinary transaction covered by, and which does not constitute a Change in Control under, clause (c) below);
               (b) a change, during any period of two consecutive years, of a majority of the Board as constituted as of the beginning of such period, unless the election, or nomination for election by the Company’s stockholders, of each director who was not a director at the beginning of such period was approved by vote of at least two-thirds of the Incumbent Directors then in office (for purposes hereof, “Incumbent Directors” shall consist of the directors holding office as of the Effective Date and any person becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the Incumbent Directors then in office);
               (c) consummation of any merger, consolidation, reorganization or other extraordinary transaction (or series of related transactions) involving the Company, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent, and excluding any underwriter in connection with a firm commitment public offering of the Company’s capital stock) Beneficially Owns, directly or indirectly, more than thirty-three and one third percent of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were Incumbent Directors at the time of execution of the initial agreement or of the action of the Board providing for such Business Combination; or
               (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company (other than in the context of a merger, consolidation, reorganization, asset sale or other extraordinary transaction covered by, and which does not constitute a Change in Control under, clause (c) above).
          2.04 “Code” shall mean the Internal Revenue Code of 1986, as amended.
          2.05 “Committee” shall mean the Compensation Committee of the Board.
          2.06 “Company” shall mean Western Digital Corporation, a Delaware corporation, and, as permitted by Section 13.03(b), its successors and assigns.
          2.07 “Date of Termination” following a Change in Control shall mean the dates, as the case may be, for the following events: (a) if the Executive’s employment is terminated by death, the date of death, (b) if the Executive’s employment is terminated due to a Permanent Disability, thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his or her duties on a full-time basis during such period), (c) if the Executive’s employment is terminated pursuant to a termination for Cause, the date specified in the Notice of Termination, and (d) if the Executive’s employment is terminated for any other reason, fifteen (15) days after delivery of the Notice of Termination unless otherwise agreed by the Executive and the Company.
          2.08 “Disability” shall mean that the Executive is unable, by reason of injury, illness or other physical or mental impairment, to perform each and every task of the position for which the Executive is employed, which inability is certified by a licensed physician reasonably selected by the Employer.
          2.09 “Effective Date” shall mean March 29, 2001.
          2.10 “Employer” shall mean the Company or its subsidiary employing Executive, provided however, that nothing contained herein shall prohibit the Company or another of its subsidiaries fulfilling any obligation of the employing entity to the Executive and for such purposes will be deemed the act of the Employer.
          2.11 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          2.12 “Executive” shall mean any Tier 1 Executive or Tier 2 Executive.
          2.13 “Good Reason” shall mean any of the following without the Executive’s express written consent:
          (a) a material diminution in the Executive’s authority, duties or responsibilities in effect immediately prior to the Change in Control;
          (b) a material diminution by the Employer in the Executive’s base compensation in effect immediately prior to a Change in Control;
          (c) any material breach by the Company or the Employer of any provision of this Plan;
          (d) the requirement by the Employer that the Executive’s principal place of employment be relocated more than fifty (50) miles from his or her place of employment immediately prior to a Change in Control; or
          (e) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform the Company’s obligations under this Plan, as contemplated in Section 13.03(b) hereof;
provided, however, that any such condition shall not constitute “Good Reason” unless both (i) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, and (ii) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.”

          2.14 “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
          2.15 “Permanent Disability” shall mean if, as a result of the Executive’s Disability, the Executive shall have been absent from his or her duties with the Employer on a full-time basis for six (6) months of any consecutive eight (8) month period.
          2.16 “Separation from Service,” with respect to an Executive, shall mean that the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
          2.17 “Termination of Employment” shall mean the time when the employee-employer relationship between the Executive and the Employer is terminated for any reason, voluntarily or involuntarily, with or without Cause, including, without limitation, a termination by reason of resignation, discharge (with or without Cause), Permanent Disability, death or retirement, but excluding terminations where there is a simultaneous re-employment of the Executive by the Company or a subsidiary of the Company.
          2.18 “Tier 1 Executive” shall mean an officer of the Company who is elected or appointed by the Board of Directors and is subject to Section 16 of the Exchange Act.
          2.19 “Tier 2 Executive” shall mean an employee who is appointed as an officer of the Company by the President of the Company pursuant to the Company’s Bylaws and such other employee of the Company or any of its subsidiaries who is designated as a Tier 2 Executive by the Board or the Committee.
     3. Term. This Plan shall be effective until March 29, 2011.
     4. Compensation Upon A Change In Control.
          4.01 Salary. Commencing on the date a Change in Control shall occur, the Employer shall pay a salary to the Executive at an annual rate at least equal to the annual salary payable to the Executive immediately prior to such date. The salary, as it may be changed from time to time by mutual agreement between the Executive and the Employer, shall be paid in equal installments on each regular payroll payment date after the date of the Change in Control and shall be subject to regular withholding for federal, state and local taxes in accordance with law.
          4.02 Other Benefits.
          (a) Commencing on the date a Change in Control shall occur, the Executive shall be entitled to participate in and to receive benefits under those employee benefit plans or arrangements (including, without limitation, any pension or welfare plan, life, health, hospitalization and other forms of insurance and all other “fringe” benefits or perquisites) made available to executives of the Company or the Employer, or any successor thereto. The

Executive’s level of participation in, or entitlements under, any such employee benefit plan or arrangement of any successor to the Company shall be calculated as if the Executive had been an employee of such successor to the Company from the date of the Executive’s employment by the Employer.
          (b) Commencing on the date a Change in Control shall occur, the Executive shall be entitled to reimbursement for all reasonable travel and other business expenses incurred by the Executive in the performance of his or her duties on behalf of the Employer. Any such reimbursement shall be paid in accordance with the usual practices of the Employer and in all events not later than the end of the Executive’s taxable year following the Executive’s taxable year in which the related expense was incurred.
     5. Termination of Employment of Executive.
          5.01 Payment of Severance Benefits Upon Change of Control. In the event of a Change in Control of the Company, Executive shall be entitled to the severance benefits set forth in Section 6, but only if during the term of this Plan:
          (a) the Executive’s employment by the Employer is terminated by the Employer without Cause within one (1) year after the date of the Change in Control;
          (b) the Executive terminates his or her employment with the Employer for Good Reason within one (1) year after the date of the Change in Control and complies with the procedures set forth in Section 5.02;
          (c) the Executive’s employment by the Employer is terminated by the Employer without Cause prior to the Change in Control and such termination arose in connection with or in anticipation of the Change in Control (for purposes of this Plan, meaning that at the time of such termination the Company had entered into an agreement, the consummation of which would result in a Change in Control, or any person had publicly announced its intent to take or consider actions that would constitute a Change in Control, and in each case such Change in Control is consummated, or the Board adopts a resolution to the effect that a potential Change in Control for purposes of this Plan has occurred); or
          (d) the Executive terminates his or her employment with the Employer for Good Reason prior to the Change in Control, the event constituting Good Reason arose in connection with or in anticipation of the Change in Control and the Executive complies with the procedures set forth in Section 5.02.
          5.02 Good Reason.
          (a) Notwithstanding anything contained in any employment agreement between the Executive and the Employer to the contrary, during the term of this Plan the Executive may terminate his or her employment with the Employer for Good Reason as set forth in Section 5.01(b)
or (d) and be entitled to the benefits set forth in Section 6.
          (b) If the Executive believes that he or she is entitled to terminate his or her employment with the Employer for Good Reason, he or she may apply in writing to the

Company for confirmation of such entitlement prior to the Executive’s actual separation from employment, by following the claims procedure set forth in Section 9. The submission of such a request by the Executive shall not constitute “Cause” for the Company to terminate the Executive’s employment and the Executive shall continue to receive all compensation and benefits he or she was receiving at the time of such submission throughout the resolution of the matter pursuant to the procedures set forth in Section 9. If the Executive’s request for a termination of employment for Good Reason is denied under both the request and appeal procedures set forth in Sections 9.02 and 9.03, then the parties shall use their best efforts to resolve the claim within ninety (90) days after the claim is submitted to binding arbitration pursuant to Section 9.04. Notwithstanding the foregoing provisions of this Section 5.02(b), the Executive’s termination shall not constitute a termination for Good Reason unless the applicable notice, cure and termination provisions set forth in the definition of Good Reason above are satisfied.
          5.03 Permanent Disability. In the event of a Permanent Disability of the Executive, the Executive shall be entitled to no further benefits under this Plan, provided that the Employer shall have provided the Executive a Notice of Termination and the Executive shall not have returned to the full-time performance of the Executive’s duties within thirty (30) days of such Notice of Termination.
          5.04 Cause. The Employer may terminate the employment of the Executive for Cause. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a Notice of Termination and a certified copy of a resolution of the Board adopted by the affirmative vote of not less than a majority of the entire membership of the Board (other than the Executive if he or she is a member of the Board at such time) at a meeting called and held for that purpose and at which the Executive was given an opportunity to be heard, finding that the Executive was guilty of conduct constituting Cause based on reasonable evidence, specifying the particulars thereof in detail. For purposes of this Section 5.04, no act or failure to act on the Executive’s part shall be considered “willful” unless done or omitted to be done by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company and the Employer.
          5.05 Notice of Termination. Any termination of the Executive’s employment by the Employer or by the Executive (other than termination based on the Executive’s death) following a Change in Control shall be communicated by the terminating party in a Notice of Termination to the other party hereto.
     6. Compensation and Benefits Upon Termination of Employment.
          6.01 Severance Benefits. If the Executive shall be terminated from employment with the Employer or shall terminate his or her employment with the Employer as described in Section 5.01, then the Executive shall be entitled to receive the following:
          (a) In lieu of any further payments to the Executive except as expressly contemplated hereunder, the Employer shall pay as severance pay to the Executive an amount equal to two times (in the case of a Tier 1 Executive) or one times (in the case of a Tier 2 Executive) the sum of the Executive’s annual base compensation plus his or her target bonus plus his or her annualized car allowance, in each case as in effect immediately prior to the Change in Control or as in effect on the date of the Notice of Termination, whichever is higher. Subject to Section 6.03, such cash payment shall be payable in a single sum, within ten (10) business days following the Executive’s Separation from Service.
          (b) Any then-outstanding and unvested stock options granted to the Executive by the Company shall become 100% vested and may be exercised by the Executive for the longer of (i) ninety (90) days after the Date of Termination or (ii) the period specified in the plan or agreement governing such options (subject in each case to earlier termination at the end of the option term or in connection with a change in control of the Company in accordance with the provisions of such plan or agreement).
          (c) For a period of twenty-four months (in the case of a Tier 1 Executive) or twelve months (in the case of a Tier 2 Executive) following the Executive’s Date of Termination (the “payment period”), the Executive shall be entitled to the continuation of the same or equivalent life, health, hospitalization, dental and disability insurance coverage and other employee insurance or welfare benefits (including equivalent coverage for his or her spouse and dependent children) as he or she was receiving immediately prior to the Change in Control. In the event that the Executive is ineligible under the terms of such insurance to continue to be so covered, the Employer shall provide the Executive with a lump sum payment equal to the cost of obtaining such coverage for the payment period. If the Executive, prior to a Change in Control, was receiving any cash-in-lieu payments designed to enable the Executive to obtain insurance coverage of his or her choosing, the Employer shall, in addition to any other benefits to be provided under this Section 6.01(c), provide the Executive with a lump-sum payment equal to the amount of such in-lieu payments that the Executive would have been entitled to receive over the payment period. To the extent that the payment of any benefits pursuant to this Section 6.01(c) is taxable to the Executive, any such payment shall be made to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred, provided that any lump-sum payment made to the Executive pursuant to either of the preceding two sentences shall be made within ten (10) business days following the Executive’s Separation from Service. The Executive’s right to payment of such benefits is not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year shall not affect the amount of such benefits that the Executive receives in any other taxable year. The benefits to be provided under this Section 6.01(c) shall be reduced to the extent of the receipt of substantially equivalent coverage by the Executive from any successor employer.
          (d) All awards under the Company’s Executive Retention Plan adopted in July, 1998 or any similar plan shall accelerate and be payable within fifteen (15) days after the Executive’s Separation from Service.
          (e) If any payments received by a Tier 1 Executive pursuant to this Plan will be subject to the excise tax imposed by Section 4999 of the Code, or any successor or similar provision of the Code or any comparable provision of state law (the “Excise Tax”), the Employer shall pay to the Tier 1 Executive additional compensation such that the net amount received by the Tier 1 Executive after deduction of any Excise Tax (and taking into account any federal, state and local income taxes payable by the Tier 1 Executive as a result of the receipt of such gross-up compensation), shall be equal to the total payments he or she would have received had no such Excise Tax (or any interest or penalties thereon arising primarily from the acts or omissions of the Employer) been paid or incurred. The Employer shall pay such additional compensation at the time when the Employer withholds such Excise Tax from any payments to the Tier 1 Executive. The calculation of the tax gross-up payment shall be approved by the Company’s independent certified public accounting firm and the Tier 1 Executive’s designated financial advisor.
          (f) In the event that the amount of payments or other benefits payable to a Tier 2 Executive under this Plan, together with any payments or benefits payable under any other plan, program, arrangement or agreement maintained by the Employer or one of its affiliates, would constitute an ‘excess parachute payment’ (within the meaning of Section 280G of the Code), the payments under this Plan shall be reduced (by the minimum possible amounts) until no amount payable to the Tier 2 Executive under this Plan constitutes an ‘excess parachute payment’ (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to which the Tier 2 Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Tier 2 Executive resulting from the receipt of such payments with such reduction. If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Plan or other plans, programs, arrangements or agreements maintained by the Employer or one of its affiliates), it is determined that payments hereunder have been reduced by more than the minimum amount required under this Section 6.01(f), then an additional payment shall be promptly made to the Tier 2 Executive in an amount equal to the excess reduction. All determinations required to be made under this Section 6.01(f), including whether a payment would result in an ‘excess parachute payment’ and the assumptions to be utilized in arriving at such determination, shall be made and approved by the Company’s independent certified public accounting firm and the Tier 2 Executive’s designated financial advisor.
          6.02 Accrued Benefits. Upon termination of the employment of Executive for any reason, any accumulated but unused vacation shall be paid through the Date of Termination. Upon termination of the employment of Executive as set forth in Section 5.01, any accrued but unpaid bonus shall be paid through the Date of Termination. Unless otherwise specifically provided in this Plan, any payments or benefits payable to the Executive hereunder, including without limitation any bonus, in respect of any calendar year during which the Executive is employed by the Employer for less than the entire such year shall be prorated in accordance with the number of days in such calendar year during which he or she is so employed.
          6.03 Specified Employees. The provisions of this Section 6.03 shall apply if any severance payments hereunder constitute “deferred compensation” (within the meaning of Section 409A of the Code) payable upon the Executive’s Separation from Service and, in such event, such provisions shall apply only to the extent required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. It is the Company’s intent that severance payments hereunder should not constitute “deferred compensation” payable upon a Separation from Service (because such payments should constitute a “short-term deferral” within the meaning of Code Section 409A or otherwise) based on the guidance available as of the date hereof and, accordingly, should not be subject to the delayed-payment provisions set forth in this Section 6.03. Notwithstanding Section 6.01(a) or any other provision of this Plan to the contrary, if the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any severance payments hereunder until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 6.03 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).
     7. No Mitigation. The Executive shall not be required to mitigate the amount of any payments provided for by this Plan by seeking employment or otherwise, nor shall the amount of any cash payments or benefits provided under this Plan be reduced by any compensation or benefits earned by the Executive after his or her Date of Termination (except as provided in the last sentence of Section 6.01(d) above). Notwithstanding the foregoing, if the Executive is entitled, by operation of any applicable law, to unemployment compensation benefits or benefits under the Worker Adjustment and Retraining Act of 1988 (known as the “WARN” Act) in connection with the termination of his or her employment in addition to amounts required to be paid to him or her under this Plan, then to the extent permitted by applicable statutory law governing severance payments or notice of termination of employment, the Company shall be entitled to offset the amounts payable hereunder by the amounts of any such statutorily mandated payments.
     8. Limitation on Rights.
          8.01 No Employment Contract. This Plan shall not be deemed to create a contract of employment between the Employer and the Executive and shall create no right in the Executive to continue in the Employer’s employment for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Company or its subsidiaries, except as set forth herein. Except as set forth herein, this Plan shall not restrict the right of the Employer to terminate the employment of Executive, or restrict the right of the Executive to terminate his or her employment.
          8.02 No Other Exclusions. This Plan shall not be construed to exclude the Executive from participation in any other compensation or benefit programs in which he or she is specifically eligible to participate either prior to or following the Effective Date of this Plan, or any such programs that generally are available to other executive personnel of the Company, nor shall it affect the kind and amount of other compensation to which the Executive is entitled.
     9. Administrator and Claims Procedure.
          9.01 Administrator. Except as set forth herein, the administrator (the “Administrator”) for purposes of this Plan shall be the Company. The Company shall have the right to designate one or more of the Company’s or the Employer’s employees as the

Administrator at any time. The Company shall give the Executive written notice of any change in the Administrator, or in the address or telephone number of the same.
          9.02 Claims Procedure. The Executive, or other person claiming through the Executive, must file a written claim for benefits with the Administrator as a prerequisite to the payment of benefits under this Plan. The Administrator shall make all determinations as to the right of any person to receive benefits under Sections 9.02 and 9.03. The decision by the Administrator of a claim for benefits by the Executive, his or her heirs or personal representative (the “claimant”) shall be stated in writing by the Administrator and delivered or mailed to the claimant within thirty (30) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial thirty-day period. In no event shall such extension exceed a period of thirty (30) days from the end of the initial period. Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Plan upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect his or her claim, with an explanation of why such material or information is necessary, and a description of claim review procedures, written to the best of the Administrator’s ability in a manner that may be understood without legal or actuarial counsel.
          9.03 Appeals. A claimant whose claim for benefits has been wholly or partially denied by the Administrator may request, within sixty (60) days following the date of such denial, in a writing addressed to the Administrator, a review of such denial. The claimant shall be entitled to submit written comments, documents, records and other information he or she shall consider relevant to a determination of his or her claim, and he or she may include a request for a hearing in person before the Administrator. Prior to submitting his or her request, the claimant shall be entitled to review such documents, records, and other information as the Administrator shall reasonably agree are pertinent to his or her claim. The claimant may, at all stages of the review, be represented by counsel, legal or otherwise, of his or her choice, provided that the fees and expenses of such counsel shall be borne by the claimant, unless the claimant is successful, in which case, such costs shall be borne by the Company. The review of the claim shall take into account all information submitted by claimant relating to the claim, without regard to whether such information was submitted in the initial benefit determination. All requests for review shall be promptly resolved. The Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than sixty (60) days following receipt by the Administrator of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Administrator’s decision shall be so mailed not later than one hundred and twenty (120) days after receipt of the claimant’s request. The time and place of any hearing shall be as mutually agreed by the parties. If the claimant is dissatisfied with the Administrator’s decision on review, the claimant may then either, at his or her option, invoke the arbitration procedures described in Section 9.04 or pursue a remedy in a judicial forum. No legal action may be commenced prior to the completion of the claims and appeals procedures described in the foregoing provisions of Section 9.02 and 9.03. Notwithstanding the foregoing, no legal action may be commenced after ninety (90) days after the date upon which the Administrator’s written decision on appeal was sent to claimant.

          9.04 Arbitration. A claimant who has followed the procedures in Sections 9.02 and 9.03, but who has not obtained full relief on his or her claim for benefits, may, within sixty (60) days following his or her receipt of the Administrator’s written decision on review pursuant to Section 9.03, apply in writing to the Administrator for expedited and binding arbitration of his or her claim before an arbitrator in Orange County, California in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect, or pursuant to such other form of alternative dispute resolution as the parties may agree (collectively, the “arbitration”). Subject to Section 10, the Company or the Employer shall pay filing fees and other costs required to initiate the arbitration. The arbitrator’s sole authority shall be to interpret and apply the provisions of this Plan; and except as set forth herein he or she shall not change, add to, or subtract from, any of its provisions. The arbitrator shall have the power to compel attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. The arbitrator shall be appointed by mutual agreement of the Company and the claimant; provided that if the Company and the claimant cannot agree, the arbitrator shall be appointed pursuant to the applicable commercial arbitration rules. The arbitrator shall be a professional person with a reputation in the community for expertise in employee benefit matters and who is unrelated to the claimant, the Company or its subsidiaries or any employees of the Company or its subsidiaries. All decisions of the arbitrator shall be final and binding on the claimant and the Company.
     10. Legal Fees and Expenses. If any dispute arises between the parties with respect to the interpretation or performance of this Plan, the prevailing party in any arbitration or proceeding shall be entitled to recover from the other party its attorneys fees, arbitration or court costs and other expenses incurred in connection with any such proceeding. Amounts, if any, paid to the Executive under this Section 10 shall be in addition to all other amounts due to the Executive pursuant to this Plan.
     11. ERISA. This Plan is an unfunded compensation arrangement for a member of a select group of the Company’s management or that of its subsidiaries and any exemptions under the Employee Retirement Income Security Act of 1974, as amended, as applicable to such an arrangement shall be applicable to this Plan.
     12. Taxes. The Executive shall be solely responsible for his or her own tax liability with respect to participation in this Plan. The Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Plan such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Notwithstanding anything else contained herein to the contrary, nothing in this Plan is intended to constitute, nor does it constitute, tax advice, and in all cases, the Executive should obtain and rely solely on the tax advice provided by the Executive’s own independent tax advisors (and not this Plan, the Company, any of the Company’s affiliates, or any officer, employee or agent of the Company or any of its affiliates).
     13. Miscellaneous.

          13.01 Administration. This Plan may be administered by the Board or the Committee. When this Plan refers to any action by the Board, the Committee may take such action with the same effect as if it had been taken by the Board.
          13.02 Amendments. This Plan may be changed, amended or modified by resolution of the Board or the Committee.
          13.03 Assignment and Binding Effect.
          (a) Neither this Plan nor the rights or obligations hereunder shall be assignable by the Executive or the Company except that this Plan shall be assignable to, binding upon and inure to the benefit of any successor of the Company, and any successor shall be deemed substituted for the Company upon the terms and subject to the conditions hereof’.
          (b) The Company will require any successor (whether by purchase of assets, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform all of the obligations of the Company under this Plan (including the obligation to cause any subsequent successor to also assume the obligations of this Plan) unless such assumption occurs by operation of law. Nothing in this Section 13.03 is intended, however, to require that a person or group referred to in Section 2.03(a) as being the beneficial owner of shares of stock of the Company must assume the obligations under this Plan as a result of such stock ownership.
          13.04 No Waiver. No waiver of any term, provision or condition of this Plan, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Plan.
          13.05 Rules of Construction.
          (a) This Plan has been executed in, and shall be governed by and construed in accordance with the laws of, the State of California. Captions contained in this Plan are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation with respect to this Plan.
          (b) If any provision of this Plan is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Plan will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Plan will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Plan will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Plan a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
          13.06 Notices. Any notice required or permitted by this Plan shall be in writing, delivered by hand, or sent by registered or certified mail, return receipt requested, or by recognized courier service (regularly providing proof of delivery), addressed to the Board and the Company and where applicable, the Administrator, at the Company’s then principal office, or to the Executive at the address set forth in the records of the Employer, as the case may be, or to such other address or addresses the Company or the Executive may from time to time specify in writing. Notices shall be deemed given when received.
          13.07 Section 409A. This Plan is intended to comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject any Executive to payment of any interest or additional tax imposed under Code Section 409A. The provisions of this Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.
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Western Digital Corporation Amended and Restated Change of Control Severance Plan
As amended November 6, 2008